UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  03/11/2011

Strategic Storage Trust, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-53644

MD	32-0211624
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

111 Corporate Drive, Suite 120, Ladera Ranch, California 92694
(Address of principal executive offices, including zip code)

(877) 327-3485
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.    Regulation FD Disclosure

        On March 15, 2011, Strategic Storage Trust, Inc. (the "Registrant") issued a press release regarding the closing of the Mississauga property acquisition described below in Item 8.01. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K. Pursuant to the rules and regulations of the Securities and Exchange Commission, such exhibit and the information set forth therein is deemed to have been furnished and shall not be deemed to be "filed" under the Securities Exchange Act of 1934.

Item 8.01.    Other Events

Acquisition of the Mississauga Property

        As reported earlier, on November 15, 2010, the Registrant, through a wholly-owned subsidiary of the Registrant's operating partnership, entered into a purchase and sale agreement with an unaffiliated third party for the acquisition of an industrial building located in Mississauga, Ontario - Canada, which the Registrant intends to convert into a self storage facility (the "Mississauga property"). On March 11, 2011, the Registrant closed on the purchase of the Mississauga property.

        The Registrant purchased the Mississauga property for a purchase price of approximately $5.6 million, plus closing costs and acquisition fees. The Registrant paid its advisor, Strategic Storage Advisor, LLC, a total of approximately $140,000 in acquisition fees in connection with the acquisition of this property. The Registrant funded this acquisition using net proceeds from its initial public offering and debt proceeds from a loan previously obtained from The Citigroup Global Markets Realty Corp.

        The Mississauga property is a conversion project that, when completed, will be an approximately 800-unit self storage facility that sits on approximately 4.8 acres and will contain approximately 101,000 rentable square feet of self storage space. The Mississauga property is located at 3136 Mavis Road, Mississauga, Ontario - Canada. Construction is expected to be completed in the third or fourth quarter of 2011.

        The Registrant's portfolio now includes 56 wholly-owned properties in 16 states and Canada.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits
99.1        Press Release Announcing the Acquisition of the Mississauga Property

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Strategic Storage Trust, Inc.

Date: March 15, 2011	By:	/s/ Michael S. McClure
Michael S. McClure
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
EX-99.1	Press Release